FIELDPOINT PETROLEUM CORPORATION REPORTS POSITIVE 2006 SECOND QUARTER AND SIX MONTH RESULTS

Second Quarter Revenues and Net Income Increase Respectively.

AUSTIN, TX – (BUSINESS WIRE) – August 11, 2006 - FieldPoint Petroleum Corporation (AMEX:FPP) today announced its financial results for the Second Quarter ended June 30, 2006.

Financial Highlights for the Three Months Ended June 30, 2006 Compared to the Three Months Ended June 30, 2005:

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Total Revenues increased 19% to $1,077,059 from $908,059.

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Net Income rose to $327,740 from $280,521.

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Earnings per share, fully diluted, increased to $0.04 from $0.03.

The rise in revenue and net income is attributed to increases in oil and natural gas prices, which averaged approximately $63.57 per barrel and $7.14 per MCF in the three months ended June 30, 2006, compared to $48.16 per barrel and $4.70 per MCF in the prior year.

Financial Highlights for the Six Months Ended June 30, 2006 Compared to the Six Months Ended June 30, 2005:

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Total Revenues increased 21% to $2,148,989 from $1,781,729.

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Net Income rose 39% to $729,243 from $524,281.

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Earnings per share, fully diluted, increased to $0.08 from $0.06.

For the six month period the rise in revenue and net income is attributed to increases in oil and natural gas prices, which averaged approximately $62.45 per barrel and $7.18 per MCF for the six months ended June 30, 2006, compared to $46.74 per barrel and $4.87 per MCF in the prior year

Ray D. Reaves, President and CEO of FieldPoint, stated, “We are pleased with our second quarter financial results and the fact that we currently have no long-term debt methodically positions Fieldpoint to meet its objective of increasing reserves and replacing production.  In the second half of the year we will increase our focus on adding properties and increasing reserves. We feel that the company is well positioned to do this but can enhance its position by the addition of a stronger banking facility.  As part of the second half focus, we hope to be able to obtain such a facility.”

About FieldPoint Petroleum Corp. www.fppcorp.com

FieldPoint Petroleum Corporation is engaged in oil and natural gas exploration, production and acquisition, primarily in Louisiana, New Mexico, Oklahoma, Texas and Wyoming.

This press release may contain projection and other forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Act of 1934, as amended. Any such projections or statement reflect the company’s current views with respect to future events and financial performance. No assurances can be given, however, that these events will occur or that such projections will be achieved and that actual results could differ materially from those projected. A discussion of important factors that could cause actual results to differ from those projected, such as decreases in oil and gas prices and unexpected decreases in oil and gas production is included in the company’s periodic reports filed with the Securities and Exchange Commission (at www.sec.gov).

Contact: Ray D. Reaves, President (512)250-8692 or fppc@ix.netcom.com

FieldPoint Petroleum Corporation
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                (UNAUDITED)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2006	2005	2006	2005
REVENUE:
Oil and natural gas sales	$ 1,032,091	$ 861,355	$ 2,062,053	$ 1,689,057
Well operational and pumping fees	29,968	29,968	59,936	59,936
Disposal fees	15,000	16,736	27,000	32,736
Total revenue	1,077,059	908,059	2,148,989	1,781,729

COSTS AND EXPENSES: :
Production expense	352,379	233,086	665,480	535,436
Depletion and depreciation	111,000	110,500	222,000	213,218
General and administrative	151,800	160,520	249,623	292,155
Total costs and expenses	615,179	504,106	1,137,103	1,040,809

OTHER INCOME (EXPENSE):
Interest income (expense), net	1,966	(23,199)	1,233	(45,651)
Realized gain on investments	-	2,342	-	27,566
Unrealized holding gain (loss) on investments	(3,426)	(26,979)	30,533	(1,979)
Gain on sale of property and equipment	17,320	78,945	17,320	85,000
Miscellaneous income	-	19,659	25,271	14,725
Total other income	15,860	50,768	74,357	79,661

INCOME BEFORE INCOME TAXES	477,740	454,721	1,086,243	820,581

INCOME TAX PROVISION CURRENT	100,000	178,200	232,000	257,400
INCOME TAX PROVISION DEFERRED	50,000	(4,000)	125,000	38,900

NET INCOME	$ 327,740	$ 280,521	$ 729,243	$ 524,281

NET INCOME PER SHARE:
BASIC	$ 0.04	$ 0.04	$ 0.08	$ 0.07
DILUTED	$ 0.04	$ 0.03	$ 0.08	$ 0.06

WEIGHTED AVERAGE SHARES OUTSTANDING:
BASIC	8,674,461	7,709,845	8,580,775	7,694,311
DILUTED	8,801,611	8,388,908	8,794,052	8,390,819